Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

LED Lighting Company (formerly Fun World Media, Inc.)

We consent to the inclusion in the foregoing Form 8-K of our report dated April 9, 2013, relating to our audits of the financial statements of the Company as of December 31, 2012 and December 31, 2011. Our report dated April 9, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Anton & Chia, LLP

Newport Beach, California

July 2, 2013